UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2009

MYSTARU.COM, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-62236	35-2089848
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

349 Dabeilu,Shiqiao, Panyu,
Guangzhou,
Guangdong, China 511400
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (86) 20 3999 0266

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 5, 2009, Alan R. Lun resigned as Chief Executive Officer of MyStarU.com, Inc. (the “Company”).  Mr. Lun will continue to serve as President and Director of the Company.

On September 5, 2009, the Company appointed Zhiguang Cai to serve as a Director and Chief Executive Officer, effective immediately.  Mr. Cai is 38 years old.  He joined the Company in 2000 and is currently the CEO of Subaye.com, Inc., a majority owned subsidiary of the Company.  He was the Vice President of Guangzhou Subaye Computer Tech Ltd. (“Subaye Computer Tech”), a majority owned subsidiary of the Company from June 2006 to July 2009, where he was responsible for the development of Subaye Computer Tech's network and systems integration business and for the planning analysis of software products, as well as technical training and research and development.  From October 2003 through June 2006, Mr. Cai was the Director of Subaye Computer Tech's software research and development center.  From October 2000 to September 2003, Mr. Cai was the webmaster of Mystaru Limited (formerly known as IC Star MMS Limited), a wholly owned subsidiary of the Company.  Prior to October 2000, Mr. Cai worked for five years as a teacher of Xishui  Computer Normal School in Hubei province. Mr. Cai graduated in 1995 from the Central China Normal University Department of Computer Science.

In connection with Mr. Cai’s appointment, the Company has entered into a compensation arrangement whereby Mr. Cai is entitled to receive an annual salary of $30,000 and 3,000,000 shares of the Company’s common stock to vest over a two year period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYSTARU.COM, INC.
Dated: September 9, 2009
	By:	/s/ He Yao
He Yao
Secretary, Director